Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Astra Space, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	Rule 457(c)	34,000,000	$1.28	$43,520,000.00	$0.0000927	$4,034.30
Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$43,520,000.00		$4,034.30
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due					$43,520,000.00		$4,034.30

(1)

Includes (i) 359,098 shares of Class A Common Stock previously issued by the registrant to the selling stockholder named in the registration statement, (ii) up to an additional 359,097 shares of Class A Common Stock that may be issued by the registrant to the selling stockholder named in the registration statement if certain conditions are met, at the registrant’s election and in its sole discretion, from time to time after the date of the registration statement, upon the terms and subject to the satisfaction of the conditions set forth in the common stock purchase agreement described in the registration statement (the “Purchase Agreement”) and (iii) up to 33,281,805 shares of Class A Common Stock that are available to be issued and sold by the registrant to the selling stockholder named in the registration statement at the registrant’s election and in its sole discretion, from time to time after the date of the registration statement, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering such additional indeterminate number of shares of Class A common stock as may become issuable as a result of stock splits or stock dividends.
(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share is estimated to be $1.28, based on the average of the high and low sales prices of the Class A common stock as reported by The Nasdaq Global Select Market on August 19, 2022.